UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 25, 2007
(Date of Earliest Event Reported)

On Assignment, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-20540	95-4023433
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26651 West Agoura Road, Calabasas, California		91302
(Address of Principal Executive Offices)		(Zip Code)

(818) 878-7900

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On January 25, 2007, On Assignment, Inc. (the “Company”) entered into an Indemnification Agreement (the “Agreement”) with each of the following officers and directors of the Company: Peter Dameris, James Brill, Emmett McGrath, Shawn Mohr, Mark Brouse, Michael McGowan, Michael Payne, Kristi Wolff, Jeremy Jones, William Brock, Jonathan Holman, Theresa Hopp and Elliott Ettenberg (each individual, an “Indemnitee”).

Pursuant to the Agreement, the Company must indemnify the Indemnitee for, among other things, expenses, judgments, fines and amounts paid in settlement that the Indemnitee may be required to pay in connection with any action or proceeding in which the Indemnitee is or may be made a party by reason of their position as an officer or director of the Company.  In addition, the Agreement requires the Company to indemnify the Indemnitee to the fullest extent permitted under Delaware law and the Company’s Bylaws if the Indemnitee is a party to or threatened to be made a party to any proceeding against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the proceeding.

The Agreement will continue until and terminate upon the later of: (a) 10 years after the date that the Indemnitee has ceased to serve as a director or officer of the Company or (b) one year after the final termination of any proceeding then pending in respect of which the Indemnitee is granted rights of indemnification or advancement of expenses under the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: January 30, 2007	By:	/s/ Peter T. Dameris
	Name:	Peter T. Dameris
	Title:	Chief Executive Officer and President